Exhibit 99.5

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN LONGEVERON INC.’S PROSPECTUS DATED                       , 2023 AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM OKAPI PARTNERS LLC, THE INFORMATION AGENT, BY CALLING (212) 297-0720 (BANKERS AND BROKERS) OR (844) 201-1170 (ALL OTHERS) OR BY EMAIL AT INFO@OKAPIPARTNERS.COM.

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS
LONGEVERON INC.

Transferable Subscription Rights To Purchase
Shares of Class A Common Stock Pursuant to Subscription Rights
Distributed to Stockholders and Holders of Participating Warrants
of Longeveron Inc.

               , 2023

To Our Clients:

Enclosed for your consideration are a prospectus, dated                , 2023 (the “Prospectus”), and the “Instructions as to Use of Longeveron Inc. Rights Certificates” relating to the offering (the “Rights Offering”) by Longeveron Inc., a Delaware corporation (the “Company”), of transferable subscription rights (the “Rights”) to purchase shares of the Company’s Class A common stock, par value $0.001 per share, distributed to all holders of record of shares of the Class A common stock, Class B common stock, par value $0.001 per share (collectively, the “common stock”) and holders of warrants (the “participating warrants”) exercisable for Class A common stock (collectively the “holders”) at 5:00 p.m., Eastern Time, on                , 2023 (the “record date”). The Rights are described in the Prospectus.

In the Rights Offering, the Company is offering the right to purchase up to $30.0 million of its Class A common stock, as described in the Prospectus. The Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on                    , 2023 (as it may be extended, the “expiration date,” and such time, the “expiration time”). If you do not exercise your Rights at or before the expiration date of this Rights Offering, your unexercised Rights will be null and void and will have no value.

Please note that since you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, you must exercise your Rights before 5:00 p.m., Eastern Time, on the expiration date.

As described in the accompanying Prospectus, each holder as of the record date will receive, at no charge, five Rights for every share of common stock beneficially owned or share of Class A common stock underlying a participating warrant owned and settled, by 5:00 p.m., Eastern Time, on the record date, referred to as the basic subscription right. Each Right will be transferable and will allow the holder thereof to purchase one share of Class A common stock at the subscription price of $            per share (the “subscription price”). As an example, if you owned 1,000 shares of Class A common stock as of the record date, you would receive 5,000 Rights, and you would have the right to purchase 5,000 shares of Class A common stock in the Rights Offering pursuant to your basic subscription right. See “The Rights Offering—The Subscription Rights” in the Prospectus. Each Right consists of a basic subscription right and an over-subscription privilege. In the event that holders exercise Rights for in excess of the aggregate maximum exercise amount of $30.0 million, the amount subscribed for by each holder will be proportionally reduced, based on the amount subscribed for (not including any over-subscription privilege subscribed for).

In addition, holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of Class A common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription privilege”). The over-subscription privilege allows a holder to subscribe for additional shares of Class A common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of Rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of Class A common stock that you and the other Rights holders have subscribed for under the over-subscription privilege. A holder may exercise such holder’s over-subscription privilege only if such holder exercised its basic subscription right in full and other holders of Rights do not exercise their basic subscription rights in full. If there are not enough shares of Class A common stock to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the remaining shares of Class A common stock pro rata, among those over-subscribing privilege holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. Each holder will be required to submit payment in full for all the shares of Class A common stock it wishes to buy with its over-subscription privilege. The Company will not issue fractional shares of Class A common stock in the Rights Offering. The Company can provide no assurances that each holder will actually be entitled to purchase the number of shares of Class A common stock subscribed for pursuant to the exercise of its over-subscription privilege in full at the expiration of the Rights Offering. If sufficient shares of Class A common stock are available, we will seek to honor over-subscription requests in full.

The Rights are evidenced by a transferable subscription rights certificate (a “Rights Certificate”). The Rights are transferable and are expected to trade on the NASDAQ Capital Market under the symbol “LGVNR” until 4:00 p.m., Eastern Time on                    , 2023 (or, if the offer is extended, until 4:00 p.m., Eastern Time on the extended expiration date).

To the extent the aggregate subscription price of the maximum number of unsubscribed shares of Class A common stock available to a holder is less than the amount the holder actually paid in connection with the exercise of the basic subscription right or, if applicable, over-subscription privilege, the holder will be allocated only the number of unsubscribed shares available to the holder. To the extent the amount paid by a holder exceeds the number of shares of Class A common stock to which the holder may subscribe, any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CLASS A COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the expiration date. Once you have exercised your basic subscription right and over-subscription privilege, such exercise may not be revoked, even if you later learn information that you consider unfavorable to the exercise of your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of common stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Holder Election Form must be completed and returned in sufficient time to allow us to process your request and submit your instructions to the subscription agent by 5:00 p.m., Eastern Time, on                   , 2023, the expiration date of the Rights Offering (which may be extended by the Company).

Additional copies of the enclosed materials may be obtained from Okapi Partners LLC, the information agent, by telephone at (212) 297-0720 (bankers and brokers) or (844) 201-1170 (all others) or by email at info@okapipartners.com. Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.